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                                                  OMB Number 3235-0287
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[X ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)

================================================================================
1. Name and Address of Reporting Person*

   Taunus Corporation
--------------------------------------------------------------------------------
   (Last) (First) (Middle)

   31 West 52nd Street
--------------------------------------------------------------------------------
   (Street)

   New York, NY  10019
--------------------------------------------------------------------------------
   (City) (State)  (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

   Strayer Education, Inc. (NASD: STRA)
================================================================================
3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

================================================================================
4. Statement for Month/Day/Year

   February 21, 2003
================================================================================
5. If Amendment, Date of Original (Month/Day/Year)

================================================================================
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                            [   ]   10% Owner
   [   ]   Officer (give title below)          [ X ]   Other (specify below)**

================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

   [  ] Form filed by One Reporting Person
   [X ] Form filed by More than One Reporting Person
================================================================================
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

** As of the date hereof, the Reporting Person has ceased to be the beneficial owner of more than 10% of the issuer's outstanding common stock.

           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
--------------------------------------------------------------------------------

1.  Title of        2. Transaction Date     2A. Deemed             3. Transaction Code
    Security           (Month/Day/Year)         Execution             (Instr. 8)
    (Instr. 3)                                  Date, if any
                                                (Month/Day/Year)
                                                                       -------------------
                                                                         Code     V
------------------------------------------------------------------------------------------
(1)
------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
      Table I (cont.) -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
--------------------------------------------------------------------------------

1. Title of         4. Securities Acquired (A)     5. Amount of         6. Ownership Form:    7. Nature of Indirect
   Security            or Disposed of (D)             Securities           Direct (D) or         Beneficial Ownership
   (Instr. 3)          (Instr. 3, 4 and 5)            Beneficially         Indirect (I)          (Instr. 4)
                                                      Owned Follow-        (Instr. 4)
                                                      ing Reported
                                                      Transaction(s)
                                                      (Instr. 3 and
                                                      4)
                    --------------------------
                               (A)
                                or
                    Amount     (D)       Price
---------------------------------------------------------------------------------------------------------------------
(1)
---------------------------------------------------------------------------------------------------------------------




=====================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

================================================================================
Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
--------------------------------------------------------------------------------

1. Title of     2. Conversion     3. Transaction         3A.  Deemed             4. Transaction   5. Number of
   Derivative      or Exercise       Date                     Execution             Code             Derivative
   Security        Price of          (Month/Day/Year)         Date, if any          (Instr. 8)       Securities
   (Instr. 3)      Derivative                                 (Month/Day/Year)                       Acquired (A)
                   Security                                                                          or Disposed
                                                                                                     of (D)
                                                                                                     (Instr. 3, 4
                                                                                                     and 5)
                                                                                 --------------   ----------------
                                                                                   Code     V       (A)      (D)
------------------------------------------------------------------------------------------------------------------
(1) Series A
    Convertible
    Preferred
    Stock                          2/21/03                                        J(1)                   813,639
------------------------------------------------------------------------------------------------------------------
(2) Options
    to Purchase
    Common Stock                   2/21/03                                        J(1)                   233,000
------------------------------------------------------------------------------------------------------------------



--------------------------------------------------------------------------------
Table II (cont.) -- Derivative Securities Acquired, Disposed of, or Beneficially
     Owned (e.g., puts, calls, warrants, options, convertible securities)
--------------------------------------------------------------------------------

1. Title of     6. Date Exercisable and   7. Title and Amount   8. Price of     9. Number of        10. Ownership     11. Nature of
   Derivative      Expiration Date           of Underlying         Derivative      Derivative           Form of           Indirect
   Security        (Month/Day/Year)          Securities            Security        Securities           Derivative        Beneficial
   (Instr. 3)                                (Instr. 3 and 4)      (Instr. 5)      Beneficially         Securities:       Ownership
                                                                                   Owned Fol-           Direct (D)        (Instr. 4)
                                                                                   lowing               or Indirect
                                                                                   Reported             (I)
                                                                                   Transaction(s)       (Instr. 4)
                                                                                   (Instr. 4)
                                                    Amount or
                   Date      Expiration             Number of
                Exercisable     Date      Title     Shares
------------------------------------------------------------------------------------------------------------------------------------
(1) Series A
    Convertible
    Preferred
    Stock (5)                             Common
                   Immediate              Stock      813,639        $27.83(2)        0              (3)              (4)
------------------------------------------------------------------------------------------------------------------------------------
(2)  Options to
     Purchase                             Common
     Common Stock  Immediate              Stock      233,000        $27.83(2)        0              (3)              (4)
------------------------------------------------------------------------------------------------------------------------------------
(3)
------------------------------------------------------------------------------------------------------------------------------------
====================================================================================================================================

(1) As part of the transaction among DB Capital Partners L.P. ("DBCP L.P."), MidOcean Partners, LP (the "Buyer") and various other parties on February 21, 2003, the securities positions of DBCP L.P. were transferred to the Buyer.

(2) Price attributed to the Series A Convertible Preferred Stock and Options to Purchase Common Stock reported in Table II above, which were transferred to the Buyer as part of the transaction on February 21, 2003.

(3) This Form 4 is being filed jointly by Taunus Corporation ("Taunus") and DB Capital Partners, Inc. ("DBCP Inc."). DBCP Inc. was the general partner of DBCP L.P., which in turn is the general partner of DB Capital Investors, L.P. As of February 21, 2003, as part of the transaction among DBCP L.P., the Buyer and various other parties, DBCP Inc. is no longer the General Partner of DBCP L.P.

(4) DBCI is the direct owner of all of the Series A Convertible Preferred Stock and Options to Purchase Common Stock reported in Table II above. Taunus may be deemed to be the beneficial owner of the shares of Series A Convertible Preferred Stock and Options to Purchase Common Stock beneficially owned by DBCI. Taunus expressly disclaims beneficial ownership of, or pecuniary interest in, the Series A Convertible Preferred Stock and Options to Purchase Common Stock reported in Table II above.

Joint Filer Information

Name:                                      DB Capital Partners, Inc.
IRS Identification Number:                 13-2725387
Designated Filer:                          Taunus Corporation
Issuer and Trading Symbol:                 Strayer Education, Inc. (NASD: STRA)
Date of Event Requiring Statement:         February 21, 2003

                         TAUNUS CORPORATION


                         /s/JAMES WILHELM                   February 26, 2003
                         -------------------------------    -----------------
                         **Signature of Reporting Person          Date
                         Name:   James Wilhelm
                         Title:  Assistant Secretary



                         /s/SONJA K. OLSEN                  February 26, 2003
                         -------------------------------    -----------------
                         **Signature of Reporting Person          Date
                         Name:   Sonja K. Olsen
                         Title:  Assistant Secretary

                         DB CAPITAL PARTNERS, INC.


                           /s/ HEIDE SILVERSTEIN              February 26, 2003
                         -------------------------------      -----------------
                         **Signature of Reporting Person            Date
                         Name:  Heide Silverstein
                         Title: Vice President


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.